Exhibit 99.1

     PRESS RELEASE

For Release:  Immediate
Contact:         Scott Monette
                       314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF FISCAL 2004

St. Louis, MO, January 29, 2004.   Ralcorp Holdings, Inc. (NYSE:RAH) today reported net sales for the three months ended December 31, 2003 of $362.5 million, up 4 percent from $348.3 million for the three months ended December 31, 2002. Net earnings for the first quarter were $11.7 million compared to $13.3 million for the same quarter last year. Diluted earnings per share were $.39 compared to $.44 a year ago.

The first quarter of fiscal 2004 included nearly one month of results from the Bakery Chef business acquired on December 3, 2003. Bakery Chef is reported as the Frozen Pancakes, Biscuits & Breads segment and its results are shown and discussed separately below.

Net Sales by Segment	Three Months Ended
(in millions)	December 31,

	2003	2002

Cereals	$83.5	$83.9
Crackers & Cookies	99.3	101.6

Cereals, Crackers & Cookies	182.8	185.5
Dressings, Syrups, Jellies & Sauces	95.6	103.5
Snack Nuts & Candy	70.9	59.3
Frozen Pancakes, Biscuits & Breads	13.2	-

Total Net Sales	$362.5	$348.3

Profit Contribution by Segment	Three Months Ended
(in millions)	December 31,

	2003	2002

Cereals, Crackers & Cookies	$19.9	$23.1
Dressings, Syrups, Jellies & Sauces	2.9	.9
Snack Nuts & Candy	5.4	9.6
Frozen Pancakes, Biscuits & Breads	2.5	-

Total Segment Profit Contribution	30.7	33.6
Interest expense, net	(1.7)	(1.1)
Restructuring charges	(.3)	(7.2)
Accelerated depreciation	(.3)	(2.2)
Litigation settlement income, net	-	5.7
Other unallocated corporate expenses	(4.8)	(3.1)

Earnings before Income Taxes
and Equity Earnings	$23.6	$25.7

Cereals, Crackers & Cookies

First quarter net sales for the Cereals, Crackers & Cookies segment were down $2.7 million (1 percent) from last year, with the Bremner cracker and cookie division off $2.3 million and the Ralston Foods cereal division off $.4. The decrease at Bremner came primarily from in-store bakery (ISB) cookies, partially offset by increased co-manufacturing business. Bremner’s ISB cookie sales volume was 10 percent below last year’s volume due to lower demand for holiday cookies, although sales volume of its everyday ISB products was up about 10 percent. Base cookie and cracker sales were also down slightly. The Company believes the declines experienced were similar to those of the industry for the respective categories. At Ralston Foods, sales were hurt by the loss of sales to Fleming Companies, Inc., as a result of its bankruptcy, but most of the losses were replaced with increased orders from continuing customers, partially due to new product introductions. Hot cereal sales volume was down nearly 8 percent and co-manufacturing volume was less than half of last year’s volume, while private label ready-to-eat volume was up 4 percent.

The segment’s profit contribution for the first quarter fell $3.2 million (14 percent) as a result of the decreased sales, higher freight costs, some unfavorable ingredient and packaging costs, and product mix.

Dressings, Syrups, Jellies & Sauces

Carriage House’s net sales for the three months ended December 31, 2003 decreased nearly 8 percent compared to last year’s first quarter sales. This decline is attributable primarily to the disposal of the ketchup business in November 2002 and the industrial tomato paste business in February 2003. Sales were also reduced as a result of the Fleming bankruptcy and continued pricing pressures on some product lines. These sales reductions were partially offset by increased business with several continuing customers and price increases on some product lines in an attempt to mitigate escalating costs of certain raw materials.

The segment’s first quarter profit improved to $2.9 million in fiscal 2004 from $.9 million in fiscal 2003. In the current year, production costs and certain other operating costs were favorable as a result of recent restructuring and ongoing process improvement projects, while fiscal 2003 profit had been hurt by production inefficiencies. Cost decreases in peanuts were met with related pricing declines, while costs of other commodities, such as soy oil, continued to rise.

Snack Nuts & Candy

First quarter net sales for the Snack Nuts & Candy segment, also known as Nutcracker Brands, grew 20 percent from last year. This growth came primarily from increased orders from existing top customers for both continuing and new private label items, as well as from a new customer. Holiday gift pack orders were higher after a significant reduction last year. Continued competitive pricing pressures partially offset the effect of the volume increases on net sales.

Despite higher sales, first quarter segment profit fell $4.2 million (44 percent) from the corresponding period last year. This profit disparity was heightened by significantly reduced peanut costs in last year’s first quarter. In the current year, profit was hampered by competitive pricing pressures that reduced margins, as well as unfavorable ingredient and production costs. Higher commodity costs, especially tree nuts such as macadamias, pecans, and almonds, accounted for approximately $2.9 million of the profit decline. In addition, the volume surge and the implementation of new information systems during the first quarter of fiscal 2004 resulted in temporary production inefficiencies and higher inventory storage costs.

Frozen Pancakes, Biscuits & Breads

On December 3, 2003, Ralcorp completed the purchase of Bakery Chef, Inc., a leading manufacturer of frozen griddle products (pancakes, waffles, and French toast) and pre-baked biscuits and breads. Ralcorp paid $287.3 million in cash for Bakery Chef, which had net sales of $165 million for the year ended December 31, 2002 and $13.2 million since acquisition. While Ralcorp has recorded a preliminary allocation of the purchase price to the assets and liabilities acquired, the allocation has not been finalized. Most notably, the Company expects to assign values to intangible assets such as customer relationships and to adjust values assigned to property and equipment. The necessary valuations are expected to be completed during the second fiscal quarter. Once determined, recognized intangible assets will be amortized over their estimated useful lives.

Interest Expense

Interest expense was $1.7 million for the three months ended December 31, 2003, compared to $1.1 million in the first quarter of the prior year. The increase is primarily attributable to additional borrowings to fund the Bakery Chef acquisition. Initially, cash for the acquisition was borrowed under the Company’s $275 million revolving credit agreement, but on December 22, 2003, Ralcorp completed a $270 million private placement of Fixed Rate Senior Notes in three tranches. The first is a $145 million 4.24 percent Note due in 2010 with annual amortization of principal beginning in 2006. The second is a $50 million 5.43 percent Note with bullet maturity in 2013. The third is a $75 million 4.76 percent Note due in 2013 with annual amortization of principal beginning in 2007. At inception, the $270 million financing yielded a weighted average interest rate of 4.60 percent. For the first quarter of fiscal 2004, interest rates on Ralcorp’s variable rate debt were lower than in the first quarter of fiscal 2003, such that the weighted average interest rate on all of the Company’s outstanding debt was 2.3 percent compared to 2.6 percent a year ago.

On September 24, 2001, the Company entered into a three-year agreement to sell its trade accounts receivable on an ongoing basis. Discounts related to this agreement totaled $.1 million and $.2 million in the first quarter of fiscal 2004 and 2003, respectively, and are included on the Consolidated Statement of Earnings in selling, general and administrative expenses.

Equity Interest in Vail Resorts, Inc.

Ralcorp continues to hold an approximate 21 percent equity ownership interest in Vail Resorts, Inc. (NYSE:MTN) Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts’ operating results on a two-month time lag. Vail Resorts’ operations are highly seasonal, typically yielding income for the second and third fiscal quarters and losses for the first and fourth fiscal quarters. For the first quarter ended December 31, 2003, this investment resulted in a non-cash pre-tax loss of $5.0 million ($3.3 million after taxes), compared to $4.9 million ($3.2 million after taxes) for last year’s first quarter.

Additional Information

In addition to the results of operations discussed above, the following items should be considered when comparing current and prior year results. In the first quarter of fiscal 2004, Ralcorp recorded restructuring costs related to the relocation of the ISB cookie production facilities totaling $.3 million ($.01 per diluted share), along with $.3 million ($.01 per diluted share) of accelerated depreciation on assets that will be disposed of when the relocation is completed. The first quarter of fiscal 2004 also included $.9 million ($.02 per diluted share) of incremental expenses associated with information systems upgrades and conversions. In the first quarter of fiscal 2003, Ralcorp recorded restructuring and impairment charges totaling $7.2 million ($.15 per diluted share) related to business changes in its Dressings, Syrups, Jellies & Sauces segment, including reducing operations at the Streator, IL, facility and selling the ketchup business. These business changes also resulted in $2.2 million ($.05 per diluted share) of accelerated depreciation expense on certain Streator and ketchup business assets. In addition, the first quarter of fiscal 2003 included $5.7 million ($.12 per diluted share) income received in settlement of certain claims related to vitamin antitrust litigation.

See the attached schedules for additional information regarding the Company’s results and financial position.

Certain aspects of the Company’s operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

On January 12, 2004, Bake-Line Group, LLC, filed a Chapter 7 bankruptcy petition in Delaware and ceased operations. Bake-Line was a significant producer of store brand cookies and crackers. As a result of the filing, the Company has been contacted by several of Bake-Line’s former customers about supplying product. Based on industry data, the Company believes Bake-Line had annual sales of approximately $100 to $120 million in the store brand cookie and cracker categories.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; griddle products including frozen pancakes, waffles and French toast; biscuits and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

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RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(In millions except per share data)

	Three Months Ended
	December 31,

	2003	2002

Net Sales	$362.5	$348.3
Cost of products sold	(291.9)	(279.8)

Gross Profit	70.6	68.5
Selling, general and administrative expenses	(45.0)	(40.2)
Interest expense, net	(1.7)	(1.1)
Restructuring charges	(.3)	(7.2)
Litigation settlement income	-	5.7

Earnings before Income Taxes
and Equity Earnings	23.6	25.7
Income Taxes	(8.6)	(9.2)

Earnings before Equity Earnings	15.0	16.5
Equity in Loss of Vail Resorts, Inc.,
Net of Related Deferred Income Taxes	(3.3)	(3.2)

Net Earnings	$11.7	$13.3

Earnings per Share
Basic	$.41	$.45
Diluted	$.39	$.44

Weighted Average Shares Outstanding
Basic	28.9	29.8
Diluted	29.7	30.3

RALCORP HOLDINGS, INC.
DEPRECIATION AND AMORTIZATION BY SEGMENT
(In millions)

	Three Months Ended
	December 31,

	2003	2002

Cereals, Crackers & Cookies	$6.0	$5.9
Dressings, Syrups, Jellies & Sauces	2.2	2.1
Snack Nuts & Candy	.6	.6
Frozen Pancakes, Biscuits & Breads	.4	-
Corporate	.7	2.3

Total	$9.9	$10.9

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions)

	Dec. 31,	Sept. 30,
	2003	2003

Current Assets	$259.0	$243.9
Noncurrent Assets	835.2	550.4

Total Assets	$1,094.2	$794.3

Current Liabilities	$132.1	$130.7
Long-term Debt	425.9	155.9
Other Noncurrent Liabilities	110.0	95.0
Shareholders' Equity	426.2	412.7

Total Liabilities and Shareholders' Equity	$1,094.2	$794.3